May 2013 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 186003 Ma y 2 , 2013

Forward - Looking Statements This presentation includes statements that are, or may be deemed, ‘‘forward - looking statements.’’ In some cases, these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipate s,” “expects,” “plans,” “intends,” “may,” “could,” “ might,” “will,” “should,” “approximately,” potential” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or curr ent expectations concerning, among other things, the ADHD patient market size and market adoption of MG 01 CI by physicians and patients, the timing and cost of Phase III trials for MG 01 CI or whether such trials will be conducted at all, completion and receiving favorable results of Phase III trials for MG 01 CI , the development and approval of the use of MG 01 CI for additional indications or in combination therapy, the use of the proceeds from this offering, FDA approval of, or other regulatory action with respect to, MG 01 CI , the timing, cost or other aspects of the commercial launch of MG 01 CI and the commercial launch and future sales of MG 01 CI or any other future products or product candidates . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or ma y o ccur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward - looking stat ement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actua l results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially fro m the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Fa cto rs” section of the prospectus contained in Amendment No. 6 to our Registration Statement on Form F - 1 filed with the Securities and Exchange Commission on May 1 , 2013 for our proposed initial public offering (the “Registration Statement”). In addition, even if our results of operations, financi al condition and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward - looking statements that we m ake in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflec t e vents or circumstances after the date of this presentation. You should read carefully the factors described in the “Risk Factors” section of the prospectus contained in the Registration St atement to better understand the risks and uncertainties inherent in our business and underlying any forward - looking statements. 2

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, dated May 1 , 2013 , is available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/ 1566049 / 000114420413025768 / v 343450 _f 1 a.htm. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18 th Floor, New York, NY 10019 , telephone: 212 - 813 - 1010 , e - mail: prospectus@aegiscap.com. 3 Free Writing Prospectus Statement

2 , 275 , 000 ( 100 % Primary) $ 10 . 00 - $ 12 . 00 per share Aegis Capital Corp 15 % or 341 , 250 ( 100 % Primary) Issuer Shares Offered NASDAQ Capital Market / ADHD Over - allotment Clinical development of MG 01 CI, working c apital & g eneral c orporate p urposes Price Range Use of Proceeds Exchange/Ticker Sole Book - Runner 4 Initial Public Offering Summary Alcobra Ltd. Sunrise Securities Corp. Co - Manager

Yaron Daniely, PhD MBA – Chief Executive Officer – Joined Alcobra in 2010 as CEO and director – Previously CEO of NanoCyte Inc, and VP Business Development of Gamida Cell Ltd – PhD (Biochemistry) from NYU School of Medicine Udi Gilboa – CFO & Co - Founder – Co - founded Alcobra in 2008 and has served as CFO/CAO since its inception – Founder and managing partner of Top - Notch Capital, a prominent Israeli life sciences investment bank – BA and MBA from Tel Aviv University Lenard Adler , M.D . – Head of Clinical Advisory Board – NYU Langone Medical Center , Departments of Psychiatry and Child and Adolescent Psychiatry – Emory University School of Medicine, Medical Education – NYU Medical Center, Residency Training 5 Introduction to Presenters

• The market for pharmaceutical treatments of ADHD in 2012 is estimated to be over $ 3 . 8 B in the U.S. alone. Europe and Japan are emerging markets. • The principal current drug regimens are amphetamines with significant side effects. • We believe MG 01 CI clinical data confirm a superior safety and efficacy profile with minimal side effects. – Robust Phase IIb Proof of Concept study in 120 adult patients meeting primary and secondary endpoints • US patent allowed March 15 , 2013 covering composition of matter (expiration 2028 ). • Possibility to leverage unique mechanism of action in other blockbuster indications in cognitive impairment 6 Key Investment Highlights

Attention deficit - hyperactivity disorder ( ADHD ) is a neurobehavioral disorder exhibited by difficulty in maintaining attention, as well as hyperactivity and impulsive behavior. 7 Definition of ADHD Inattention Hyperactivity Impulsivity

• US market of US$ 3 . 8 bn (accounting for 90 % of the global ADHD market) – Affects 8 - 10 % of school - aged children and about 4 - 5 % of the adult population (fast - growing) – US Market forecast to grow at a CAGR of 7 . 3 % per annum and reach US$ 6 . 3 billion by 2018 • European and Japanese ADHD markets to grow at a CAGRs of 4 . 4 % and 18 . 4 % respectively • Growth is driven by: – Increased disease recognition and awareness in the US ( using the DSM IV diagnostic criteria) , Europe (with entry of new drugs) and ROW – Increasing pharmacotherapy adoption rate of 70 % in children and adolescents in the US 8 Percent of all children aged 4 - 17 years currently taking medication for ADHD by state: United States, 2007 http://www.cdc.gov/ncbddd/adhd/medicated.html ADHD – Large & Unpenetrated Primary Care Market

Healthcare System 50%  in bike accidents (1) 33%  in ER visits (2) 2 - 4 x more motor vehicle crashes ( 3 - 5 ) School and Occupation 46 % Expelled (6) 35 % Drop Out (6) Lower Occupational Status (7) Patient  Criminal activity  Incarceration Society Substance Use Disorders: 2 x Risk (8) Earlier Onset (9) Less Likely to Quit in Adulthood (10) Family 3 - 5 x  Parental Divorce or Separation ( 11 , 12 ) 2 - 4 x  Sibling Fights (13) Employer  Parental Absenteeism (14) And Lower Productivity (15) (1) DiScala et al., 1998 (2) Cuffe et al., 2009 (3) NHTSA, 1997 (4) Cox et al., 2006 : (5) Kieling et al., 2011 (6) Loe & Feldman, 2007 (7) Galera et al., 2012 (8) Molina et al., 2012 (9) Joss et al., 2012 (10) Wilens et al., 1995 (11) Schermerhorn et al., 2012 (12) Wymbs , 2008 (13) Mash & Johnston, 1983 (14) Kupper et al., 2012 (15) Kleinman et al., 2009 9 Impact of Untreated / Undertreated ADHD

In the ADHD brain, low neurotransmitters levels are modulated by either stimulants or non stimulants Stimulants Non - Stimulants Serotonin Norepinephrine Dopamine 10 ADHD – Underlying Pharmacology

11 Types of ADHD Treatments Strong Effect Immediate Effect Scheduled Substance Significant Side Effects Titration required Psychostimulants Non - Scheduled Weak Effect 6 - 10 week onset Significant Side Effects Titration required Non - stimulants

Brand (launch) Generic Name Owner Class Peak Sales US$m Vyvanse (2008) Lisdexamfetamine Shire ($2.6B acquisition of New River Pharma in 2007 ) Stimulant 1,635 (2016E) Concerta (2000) Methylphenidate J&J Stimulant 1,326 (2009) Adderall XR (2001) Amphetamine Shire Stimulant 1,102 (2008) Strattera (2002) Atomoxetine Eli Lilly Non - Stimulant 667 (2004) 12 ADHD – Principal Medications

MG 01 CI – Our Product Candidate for ADHD

About MG 01 CI MG 01 CI contains Pyridoxine Pyroglutamate salt (Metadoxine) MG 01 CI is a proprietary dual - release formulation of Metadoxine Metadoxine Safety Metadoxine is available (since the 1980 ’s) in immediate release forms for acute treatment of Alcohol Intoxication and chronic treatment of Alcoholic Liver Disease (ALD) in a few countries (Italy, Portugal, Hungary, Russia, India, China, Mexico and Thailand) In 30 years of product availability no published safety/tolerability issues to our knowledge Papers reporting on treatment with Metadoxine at ~ 1500 mg levels demonstrate safety and tolerability (1) (1) Caballeria et al (J Hep, 1998 ) – n= 69 , 3 months, 1500 mg Cacciatore et al ( Clin Trial J, 1988 ) – n= 30 , 300 mg IM twice daily for 30 days, then 500 mg tablet 3 times a day for 5 months ( 6 months – 1500 mg) Bono et al ( Int J Clin Pharm Res, 1991 ) – n= 20 , 900 mg IV twice daily ( 10 days - 1800 mg) 14 Overview – MG 01 CI

Over 80 CNS receptors tested in vitro (Cerep, France) Muscarinic, Dopaminergic, Serotoninergic, Gabaergic , Noradrenergic, Opioid, Cannabinoid  Complete and specific binding by Metadoxine to the 5 - HT 2 B Serotonin Receptor. ▪ Displays selectivity over other 5 - HT receptor subtypes and a variety of other receptors ▪ Shown to be a receptor antagonist using the rat stomach fundus bioassay (20) (10) 0 10 20 30 40 50 60 D 1 (h) D 4 . 4 (h) D 5 (h) Norepinephrine transporter (h) Depomine transporter (h) % Inhibition of Specific Binding 5 - HT 1 A (h) 5 - HT 1 B (h) 5 - HT 2 A (h) 5 - HT 2 B (h) 5 - HT 3 5 - HT 5 A (h) 5 - HT 3 D 5 (h) D 5 (h) D 4 . 4 (h) D 1 (h) Norepinephrine Transporter (h) Norepinephrine Transporter (h) Dopamine Transporter (h) 15 Metadoxine Proposed MOA

Metadoxine Proposed MOA

Serotonin and ADHD

- Gainetdinov et al. (Science v283, 15 JAN 1999, p397) implicate serotonin pathway in MOA of amphetamines
- Some Serotonin-based medications show some clinical effects in treatment of ADHD
- Some Serotonin-related alleles identified as potential targets



Serotonin
Dopamine
Stimulants
receptor
Norepinephrine
Non-Stimulants

Serotonin Receptor 5-HT2B and ADHD

- Markowitz et al. (J CHILD AND ADOL PSYCHOPHARM, v16, n6, 2006, pp687–698) report measurable stereo-selective binding of d-MPH observed for the 5-HT2B receptor sites.
- Auclair et al. (J NEUROCHEM, v16, n114, 2010, pp1323–1332) demonstrate that 5-HT2BRs exert a tonic facilitatory control on basal DA outflow in the NAc, and modulate exocytotic and non-exocytotic DA outflow under activated conditions.

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• Adult, Israeli study ( Geha MHC & Rambam MC) • n = 120 • Design: 6 week randomized, double - blinded parallel comparison 1400 mg MG 01 CI vs. Placebo Primary Endpoint • Prompted CAARS Secondary Endpoints: • Adult ADHD QoL ( AAQoL ) • TOVA Exploratory Endpoints: • Rate of AE’s • Dropout Rates Screening Period 2 Weeks Treatment Period (Double Blind, Placebo Controlled) 6 Weeks Follow - up Period 2 Weeks V 1 Day 14 V 2 Day 0 V 3 Day 7 V 4 Day 14 V 5 Day 28 V 6 Day 42 V 7 Day 56 Metadoxine 1400 mg Matching Placebo Screening Randomisation Termination Follow - up 17 MG 01 CI Phase llb – Study Design

18 174 patients screened 120 patients randomized 54 patients screen failures Double Blind Phase Metadoxine SR 1400 mg 60 patients treated Double Blind Phase Placebo 60 patients treated Metadoxine SR 57 ( 95%) completed treatment Placebo 56 ( 93%) completed treatment 3 patients discontinued 1 – Subject withdrawal of consent 1 - Non - compliance 1 – AE 4 patients discontinued 1 – Subject withdrawal of consent 1 - Sponsor Request 1 - PI Request 1 – AE MG 01 CI Phase llb – Study Flow

Baseline Scores MG 01 CI (n= 58 ) Placebo (n=59) CAARS Score CGI - S AAQoL TOVA ADHD Score CAARS Score CGI - S AAQoL TOVA ADHD Score Visit 1 (Screening) Mean 37.1 5.1 58.4 - 6.6 37.1 4.9 56.3 - 7.3 Std 8.4 0.8 14.7 8.5 8.5 0.6 13.3 7.2 Min 23.0 4.0 21.6 - 38.1 21.0 4.0 34.5 - 27.4 Median 37.0 5.0 59.9 - 4.9 37.0 5.0 54.7 - 6.4 Max 52.0 7.0 93.1 3.2 54.0 6.0 87.1 4.5 p - value Placebo MG01CI 0 . 4140 60 60 Number of Patients (n) 31.2 ± 7.0 32.3 ± 7.4 Age, years ( mean ± SD ) 0 . 3497 Gender, n(%) 21 (35) 26 (43.3) Female 39 (65) 34 (56.7) Male 0.6986 171.7 ± 9.4 171.0 ± 10.3 Height, cm ( mean ± SD ) 0.7379 73.8 ± 15.8 74.8 ± 16.4 Weight, kg ( mean ± SD ) DSM - IV ADHD subtype, n(%) 0.8547 33 (55) 36 (60) Combined 1 (1.7) 1 (1.7) Hyperactive/Impulsive 26 (43.3) 23 (38.3) Inattentive 0 . 6370 Educational Background, n(%) 12 (20) 10 (16.7) 9 - 12 years 48 (80) 50 (83.3) 12+ years 19 MG 01 CI Phase llb – Patient Demographics

Baseline 1 week 2 weeks 4 weeks 6 weeks Placebo 0 - 8 . 54 - 10 . 1 - 10 . 1 - 8 . 9 MG 01 CI 0 - 11 . 4 - 12 . 7 - 12 . 7 - 12 . 5 (16) (14) (12) (10) (8) (6) (4) (2) 0 2 CAARS Score Change from Baseline • Statistically Significant Differences Between MG 01 CI and Placebo Starting Week 2 : Primary Endpoint Analysis Wilcoxon rank test analysis: p< 0 . 016 Median difference at 6 weeks: 4 . 0 Effect Size: 0 . 4 CAARS TOTAL SCORE (n= 113 ) 20 Wilcoxon rank test analysis: p< 0 . 05 Median difference at 6 weeks: 10 . 0 Effect Size: 0 . 9 CAARS TOTAL SCORE (n= 48 ) – INATTENTION Only 0 5 10 15 20 25 30 35 40 0 1 2 3 4 5 6 7 MG 01 CI Phase llb - Efficacy

• Predominantly - Inattentive ADHD subtype shows superior effect size: Response Rate Analysis 56 . 14% 35 . 71% 43 . 86 25 . 00 CAARS ≥ 25 % Response CAARS ≥ 40 % RESPONSE 36% 65 . 2 % Inattentive+placebo Inattentive +MG 01 CI p= 0 . 043 12% 56 . 5 % Inattentive+placebo Inattentive +MG 01 CI p= 0 . 0011 Placebo MG 01 CI Placebo MG 01 CI 56 . 1% 36% 43 . 9 25 p< 0 . 03 p< 0 . 03 CAARS ≥ 25 % Response CAARS ≥ 40 % RESPONSE 21 MG 01 CI Phase llb - Efficacy

• Statistically Significant Differences Between MG 01 CI and Placebo Starting Week 1 : Secondary Endpoint Analyses – TOVA And AAQOL (n= 113 ) Baseline 1 week 2 weeks 4 weeks 6 weeks Placebo - 7 . 3 - 5 - 4 . 6 - 3 . 9 - 4 . 2 MG 01 CI - 6 . 6 - 3 . 5 - 2 . 5 - 2 . 1 - 1 . 8 - 9 - 8 - 7 - 6 - 5 - 4 - 3 - 2 - 1 0 TOVA ADHD SCORE ANOVA T - Test (with adjustments for gender, site, age and baseline scores): p< 0 . 02 (Week 2 +) Baseline 1 week 2 weeks 4 weeks 6 weeks Placebo 0 7 . 1 7 . 4 6 . 9 5 . 7 MG 01 CI 0 8 . 4 9 . 6 9 . 1 10 . 9 (2) 0 2 4 6 8 10 12 14 AAQoL Score – change from baseline ANOVA T - Test (with adjustments for gender, site and age scores ): p< 0 . 01 (Week 6 ) 22 MG 01 CI Phase llb - Efficacy

• Visit 7 (Follow - up) Analysis • Statistically significant deterioration in MG 01 CI group after treatment completion 1 • No statistically significant difference between MG 01 CI and Placebo groups at follow - up 2 Group MG01CI n=58 CAARS AAQoL TOVA n Mean Std n Mean Std n Mean Std Visit 1 (Screening) 58 37.10 8.38 58 58.35 14.66 58 - 6.59 8.54 Visit 6 (Termination) 57 25.02 11.21 57 69.57 14.32 57 - 1.77 4.93 Visit 7 (follow - up) 40 27.89 8.31 40 65.89 14.06 40 - 4.50 6.67 Δ between Visit 6 and 7 (1) 40 2.87 6.57 40 - 3.66 7.14 40 - 2.41 5.83 Δ from Visit 7 to Screening (2) 40 - 8.73 6.10 40 8.41 11.59 40 1.96 5.98 (1) p values for change from visit 6 to visit 7 within the treatment group: CAARS: 0 . 0088 , AAQoL : 0 . 0024 , TOVA: 0 . 0127 (2) p values for change from visit 1 to visit 7 between treatment groups: CAARS: 0 . 4976 , AAQoL : 0 . 1895 , TOVA: 0 . 8591 23 MG 01 CI Phase llb - Efficacy

MG01CI Phase llb – Safety Outcomes

- No SAE's related to Study Drug
- No significant change from Placebo in AE profile, with possible exception of Nausea (17%) and Initial Insomnia (5%)
- No stat. sig. changes in cardiac function (HR, BP)
- No effect on appetite, mood
- No other changes (ECGs, C-SSRS, CBC, Chem, Urinalysis)

Brand	Generic Name	Class	Common Side Effects
Vyvanse	Lisdexamfetamine	Stimulant	Appetite Suppression; Growth Retardation; Mood Disorders; Ticks; Cardiovascular Dysfunction; Sexual Dysfunction
Concerta	Methylphenidate	Stimulant	
Adderall XR	Amphetamine	Stimulant	
Strattera	Atomoxetine	Non-Stimulant	All of the above **plus** suicidality; liver toxicities

Less than 20% of prescriptions are re-filled after 1 month!

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Overall findings: • Significant effect size; particularly large on Inattentive patients • Response rate higher than other non - stimulants • Response is more rapid then available non - stimulants • Tolerability appears superior to all approved drugs • The absence of cardiovascular effects (seen with existing ADHD drugs) is highly meaningful • Lack of a need for dose titration is advantageous Better Faster Safer 25 Alcobra’s Phase llb

• Continue discussions with the U.S. FDA to seek approval, via an IND Application submission – Conduct a Phase II/III clinical trial in the United States for the use of MGO 1 CI to treat ADHD in adults (~ 200 participants). – Conduct one additional Phase III clinical trial (~ 250 patients) in order to submit an NDA to the FDA for adult use. – Each adult ADHD clinical trial is expected to cost $ 6 mm to complete. • If successful in completing ADHD trial in adults , the Company will look to conduct clinical trials with children and adolescents (only one Phase III trial in each population required for approval). • Similar plans to seek marketing approval in the European Union and later in Japan. 26 MG 01 CI Next Steps

CONFIDENTIAL 27 Therapy Indication Preclinical Phase 1/2a Phase 2b Phase III Timeline MG01CI for ADHD USA Adults Trial to launch 2013 USA Pediatric/Adolescents Trial to launch 2014 EU Adults & Pediatric Trial to launch 2014 Japan Adults & Pediatric Trial to launch 2015 Phase III Study to follow after completion of one US study MG 01 CI Next Steps

• Possibility of MG 01 CI to be tested in additional indications with cognitive deficits such as: • Cognitive impairment in schizophrenia • Mild Cognitive Impairment (MCI) in Alzheimer’s disease • Tourette’s cognitive impairment/executive dysfunction • Cognitive impairment in Mood Disorders (Bipolar) • Autism • Jet - Lag/Shift Work Disorders 28 Therapy Indication Preclinical Phase 1/2a Phase 2b Phase III Timeline MG01CI for other Disorders Executive Dysfunction/Sluggish Cognitive Tempo Trial to launch 2013 Mood Disorders Trial to launch 2014 MG 01 CI – Significant Upside

• Completing two Phase III clinical trials of MG 01 CI for adult ADHD, estimated at $ 6 . 0 mm each • Complete a Phase I/II clinical trial of MG 01 CI for pediatric ADHD, estimated at $ 1 . 0 mm to $ 2 . 0 mm • Preparing for our proposed studies in adults and children for MG 01 CI, including engaging the FDA in discussions related to protocols for the trials, estimated at $ 1 . 0 mm to $ 3 . 0 mm • Evaluating MG 01 CI in Phase II trials for additional disorders of cognitive function, estimated at $ 1 . 0 mm to $ 2 . 0 mm • The remainder will be used for working capital and general corporate purposes. 29 IPO – Use of Proceeds

Alcobra’s submitted patents may provide multiple layers of protection: • Protection of all Extended Release formulations of Metadoxine – PATENT ALLOWED IN USA MARCH 2013 • Protection of use of Metadoxine for cognitive disorders and impairments (Important for possible extended indications of Metadoxine) • Protection of new Metadoxine derivatives • Protection of combination therapies containing Metadoxine • Protection of Metadoxine manufacturing process CONFIDENTIAL 30 Intellectual Property

Yaron Daniely, PhD MBA – Chief Executive Officer – Joined Alcobra in 2010 as CEO and director – Previously CEO of NanoCyte Inc, and VP Business Development of Gamida Cell Ltd – PhD (Biochemistry) from NYU School of Medicine Udi Gilboa – CFO & Co - Founder – Co - founded Alcobra in 2008 and has served as CFO/CAO since its inception – Founder and managing partner of Top - Notch Capital, a prominent Israeli life sciences investment bank – BA and MBA from Tel Aviv University Dalia Megiddo, MD – Co - Founder – Co - founded the Company in 2008 – Previously managed InnoMed Ventures, as well as 7 Health Ventures, two Israeli venture capital funds – MD from Hebrew University Hadassah Medical School Hanna Ron, MSc – Director of Non - Clinical Development – Joined Alcobra in 2011 as manager, Non - Clinical Development – Over 26 years of experience in the pharmaceutical industry as an expert in chemistry, manufacturing and controls – Previously VP Chemistry, Manufacturing and Controls at Bioline Innovations Ltd Board of Directors Aharon Schwartz, PhD Chairman VP Innovative Ventures, TEVA (former) Howard B. Rosen VP Commercial Strategy, Gilead (former) Daniel Geffken CFO, Transkaryotic Therapies (Former) Dalia Megiddo, MD Udi Gilboa Yaron Daniely, PhD MBA 31 Management

• Lenard A Adler, MD , Professor of Psychiatry and Child and Adolescent Psychiatry, New York University Langone Medical Center – Chair • Stephen V Faraone, PhD , Professor of Psychiatry and Behavioral Sciences, State University of New York Upstate • Thomas J Spencer, MD , Associate Professor of Psychiatry, Assistant Director, Pediatric Psychopharmacology Unit, Mass General Hospital • Jeffrey Newcorn, MD , Professor of Psychiatry, Mount Sinai Hospital • Mark A Stein, PhD , Professor, Dept of Psychiatry and Pediatrics, University of Illinois at Chicago • Betsy Busch, MD , Associate Clinical Professor of Pediatrics at the Tufts University School of Medicine • Anthony L Rostain , MD , Professor of Psychiatry and Pediatrics, University of Pennsylvania School of Medicine • Phillip Asherson , MB,BS, MRCPsych , PhD , Professor of Molecular Psychiatry at the MRC Social, Genetic and Developmental Psychiatry centre at the Institute of Psychiatry, King’s College London • Iris Manor, MD , Associate Professor of Psychiatry, Director of the ADHD Unit, Geha Mental Health Center • Paul Leber, MD , former d irector , Div of Neuro - Pharmacological Drug Products at FDA 32 Advisory Board

33 Capitalization Structure Capitalization Shares Outstanding % Outstanding Common Stock 7 , 794 , 256 90 . 45 % Stock Options 764 , 444 8 . 87 % Warrants 700 , 58% 68 . 0 Fully - diluted Shares Outstanding 8 , 617 , 400 100% *Excludes (assuming an offering price of $ 11 per share which is the midpoint of the price range set forth in the prospectus) ( i ) 7 , 009 shares reserved for future grants under equity incentive plan; and (ii) 89 , 044 shares resulting from the mandatory conversion upon closing of offering of our outstanding convertible notes, and (iii) 97 , 214 shares issued upon the closing of the offering consequent to cashless exercise of 129 , 257 warrants with an average exercise price of $ 2 . 73

• MG 01 CI addresses significant market opportunities in the ADHD market – An immediately effective, non - stimulant with a differentiated mechanism of action that is neither dopaminergic nor noradrenergic – Possibility to leverage unique mechanism of action in other blockbuster indications in cognitive impairment • Positive Phase IIb clinical data confirm superior safety and efficacy profile • Ready to move forward with a advanced clinical studies for ADHD • Raising approximately $ 25 mm, which will be used to fund the company and its advanced clinical trials for MG 01 CI 34 Investment Summary